Exhibit 99.1

GCP Applied Technologies Grants Employment Inducement Awards

Cambridge, MA – October 5, 2020 - GCP Applied Technologies Inc. (NYSE: GCP), a leading specialty construction chemicals and building products company, today announced that, pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual, it has granted employment inducement awards to Simon M. Bates, GCP’s new President and Chief Executive Officer.

In connection with Mr. Bates’ appointment as President and Chief Executive Officer, on October 1, 2020, Mr. Bates was granted an option to purchase 388,348 shares of GCP’s common stock, subject to the terms of the Company’s 2020 Inducement Plan and the Terms and Conditions of Option Award entered into with Mr. Bates, and an award of 143,128 shares of restricted stock, subject to the terms of the Company’s 2020 Inducement Plan and the Terms and Conditions of Restricted Stock Award entered into with Mr. Bates. The stock option has an exercise price of $20.96, which is equal to the closing price of the Company’s common stock on the date of grant and is subject to time and performance-based vesting as described in the Terms and Conditions of Option Award. The restricted stock award vests 50% on May 15, 2021 and 50% on May 15, 2022, and is subject to forfeiture under the Terms and Conditions of Restricted Stock Award.

The awards were granted outside of GCP’s current stockholder-approved equity and incentive plan and were approved by the independent members of the GCP Board of Directors. The awards are intended to qualify as “employment inducement awards” within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual. For further details regarding the initial equity awards granted to Mr. Bates, please see GCP’s Current Reports on Form 8-K filed September 14, 2020 with the Securities and Exchange Commission.

In connection with the start of his previously announced employment as Chief Executive Officer and President, the Board of Directors appointed Mr. Bates to join the Board, effective as of October 1, 2020.

About GCP Applied Technologies

GCP is a leading global provider of construction products technologies that include additives for cement and concrete, the VERIFI® in-transit concrete management system, high-performance waterproofing products, and specialty systems. GCP products have been used to build some of the world’s most renowned structures. More information is available at www.gcpat.com.

Contact:

Investor Relations

Betsy Cowell

+1 617.498.4568

investors@gcpat.com